Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

SPARTAN ENERGY PARTNERS LP,

CSI COMPRESSCO LP,

CSI COMPRESSCO GP LLC,

and

CSI COMPRESSCO SUB INC.

dated

November 10, 2021

i

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Interest Conveyance
Exhibit C	Form of Trademark Assignment Agreement
Exhibit D	Form of Common Unit Purchase Agreement
Exhibit E	Form of Securities Purchase Agreement

DISCLOSURE SCHEDULES

Schedule 1.1(a)	Excluded Assets
Schedule 3.4	Contributor Approvals and Consents
Schedule 3.5	Legal Proceedings
Schedule 3.7	Real Property
Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Exceptions to Material Contracts
Schedule 3.14	Trademarks

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, this “Agreement”), dated as of November 10, 2021, is by and among Spartan Energy Partners LP, a Delaware limited partnership (“Contributor”), CSI Compressco, LP, a Delaware limited partnership (“MLP”), CSI Compressco GP LLC, a Delaware limited liability company and the general partner of MLP (the “General Partner”), and CSI Compressco Sub Inc., a Delaware corporation (“Compressco Sub”). Contributor, MLP, and Compressco Sub are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof (a) Contributor owns 100% of the limited liability company interests in Treating Holdco, LLC, a Delaware limited liability company (“Treating Holdco”), 100% of the common stock in Spartan Terminals Operating, Inc., a Delaware corporation (“Spartan Terminals”), and 99% of the limited liability company interests in Spartan Operating Company LLC, a Delaware limited liability company (Spartan Operating”), (b) Spartan Terminals owns 1% of the limited liability company interests in Spartan Operating, (c) Treating Holdco owns 100% of the limited liability company interests in each of (i) Spartan Energy Services LLC, a Delaware limited liability company (“Spartan Services”) and (ii) Spartan International LLC, a Delaware limited liability company (“Spartan International”), and (d) Spartan Services and Spartan International collectively own 100% of the limited liability company in Gas Services Manpower, LLC, an Egyptian limited liability company organized under the Laws of the Arab Republic of Egypt (“Gas Services”);

WHEREAS, prior to the Closing, Contributor caused Spartan Services to assign all of Spartan Services’ rights, title, interest, liability and obligations to those certain assets set forth on Schedule 1.1(a) (the “Excluded Assets”) to Contributor;

WHEREAS, Contributor desires to contribute to MLP 100% of the limited liability company interests in Treating Holdco (the “Contributed Interests”) in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, Contributor desires to contribute to MLP 100% of the limited liability company interests in Spartan Terminals and 99% of the limited liability company interests in Spartan Operating (collectively, the “Operating Interests”) in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, Contributor desires to contribute to Spartan Services all of its rights, title, and interests in and to the Trademarks in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, immediately following the contribution of the Contributed Interests and Operating Interests to MLP, MLP shall contribute the Contributed Interests and Operating Interests to Compressco Sub; and

WHEREAS, the General Partner owns all of the Incentive Distribution Rights (as defined in the Partnership Agreement);

WHEREAS, the Partnership, the General Partner and Contributor have agreed to the cancellation of the Incentive Distribution Rights following Closing in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement; and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), dated as of November 9, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Unit Consideration to be paid by MLP pursuant to this Agreement is fair, from a financial point of view, to MLP and the Unaffiliated Common Unitholders (as defined in such opinion) and (ii) determined in good faith the Transaction, including the Transaction Documents, and the exhibits and schedules thereto, taken as a whole, is in the best interest of, MLP and the unaffiliated holders of Common Units.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2 Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects. Unless the context requires otherwise, all references to Laws, contracts, agreements, and instruments refer to such Laws, contracts, agreements, and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

(b) The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d) All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

CLOSING AND RELATED MATTERS

Section 2.1 Contribution of Contributed Interests and Operating Interests; Cancellation of Incentive Distribution Rights. Subject to the express terms and conditions hereof (a) at the Closing, Contributor shall contribute, convey, assign, transfer, and deliver the Contributed Interests and Operating Interests to MLP, whereupon MLP shall immediately contribute, convey, assign, transfer and deliver the Contributed Interests and Operating Interests to Compressco Sub, and (b) the Partnership, the General Partner and Contributor agree to cancel and waive any rights any such Party may have in the Incentive Distribution Rights pending such cancellation, in accordance with Section 5.2, in exchange for the consideration set forth in Section 2.2.

Section 2.2 Consideration. As consideration for the Contributed Interests and Operating Interests and other transactions contemplated by this Agreement, including, but not limited to, cancellation of the Incentive Distribution Rights, (a) at Closing, MLP shall issue and deliver 48,400,000 Common Units (the “Unit Consideration”) to Contributor or its designee and (b) immediately prior to Closing, Spartan LP acquired and took ownership of the Excluded Assets.

Section 2.3 Closing. The closing of the Transaction (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, on the date hereof (the “Closing Date”). Notwithstanding anything to the contrary in the Transaction Documents, for accounting purposes only, title to, ownership of and control over the Contributed Interests and Operating Interests shall pass to MLP or Compressco Sub, as applicable, effective as of 12:01 a.m., Eastern Time, on the Closing Date.

Section 2.4 Deliveries at Closing.

(a) By Contributor. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall deliver or cause to be delivered to MLP each of the following items:

(i) a counterpart to the instrument of transfer with respect to the transfer of the Contributed Interests and Operating Interests to MLP in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Contributor;

(ii) the trademark assignment agreement assigning the Trademarks to Spartan Services in substantially the form attached hereto as Exhibit C (the “Trademark Assignment Agreement”), duly executed by Contributor and Spartan Services;

(iii) a properly completed and signed IRS Form W-9 from Contributor; and

(iv) all filings or recordations necessary to perfect any liens pursuant to the Spartan Credit Documents with respect to the Assets of the Contributed Companies.

(b) By MLP. Subject to the terms and conditions of this Agreement, at the Closing, MLP shall deliver or shall cause to be delivered to Contributor (or to the extent specifically set forth below, to Contributor’s designee) each of the following items:

(i) evidence of the issuance by MLP of the Common Units comprising the Unit Consideration;

(ii) a counterpart to the Interest Conveyance, duly executed by MLP; and

(iii) all filings or recordations necessary to perfect any liens pursuant to the Spartan Credit Documents with respect to the Assets of the Contributed Companies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR AND THE

CONTRIBUTED COMPANIES

Contributor hereby represents and warrants to MLP as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1 Organization.

(a) Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Contributor has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents, including this Agreement.

(b) Each of the Contributed Companies is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Contributed Companies has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Contributed Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2 Authority; Enforceability. The execution and delivery by Contributor of this Agreement and the performance by Contributor of its obligations hereunder have been and, as of Closing, the execution and delivery by Contributor of the other Transaction Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited partnership action. This Agreement has been, and as of Closing such other Transaction Documents will have been, duly and validly executed and delivered by Contributor. This Agreement constitutes, and as of the Closing such other Transaction Documents will constitute, the legal, valid, and binding obligations of Contributor enforceable against Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3 Title to Contributed Interests.

(a) Contributor owns, holds of record, and is the beneficial owner of the Contributed Interests, which represents 100% of the limited liability company interests of Treating Holdco, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Treating Holdco’s Organizational Documents, (C) the Spartan Credit Documents, or (D) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Treating Holdco issued or granted by Treating Holdco, and there are no agreements of any kind which may obligate Treating Holdco to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

(b) Treating Holdco owns and is the beneficial owner of 100% of the outstanding limited liability company interests in of each of Spartan Services and Spartan International and Spartan Services and Spartan International collectively own and are the beneficial owners of 100% of the outstanding limited liability company interests in Gas Services, in each case, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of Spartan Services, Spartan International or Gas Services, as applicable, (C) the Spartan Credit Documents, or (D) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of any of Spartan Services, Spartan International or Gas Services issued or granted by Spartan Services, Spartan International or Gas Services, as applicable, and there are no agreements of any kind which may obligate any of Spartan Services, Spartan International or Gas Services, as applicable, to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in their respective Organizational Documents.

Section 3.4 No Conflict; Consents and Approvals. The execution and delivery by Contributor of this Agreement and the other Transaction Documents to which it is a party and the performance by Contributor of its obligations under this Agreement and such other Transaction Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of Contributor or any of the Contributed Companies; (b) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Contributor Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a default in any material respect under any Material Contract to which Contributor or any of the Contributed Companies is a party, or (ii) violate or result in a breach in any material respect of any Law or order applicable to Contributor or any of the Contributed Companies, (c) require any Governmental Authorization applicable to Contributor or any of the Contributed Companies, the absence of which would reasonably be expected to have a Material Adverse Effect, or (d) result in the imposition of any Lien (other than Permitted Liens) on the Contributed Interests, other than Liens created by or on behalf of MLP.

Section 3.5 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Contributor, threatened against Contributor or any of the Contributed Companies that (a) challenge the validity or enforceability of the obligations of Contributor or any of the Contributed Companies under this Agreement or the Transaction Documents to which it is a party, (b) seek to prevent or delay the consummation by Contributor or any of the Contributed Companies of the transactions contemplated herein or in the Transaction Documents, or (c) except as set forth on Schedule 3.5, would reasonably be expected to materially and adversely affect any of the Contributed Companies. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Contributor or any of the Contributed Companies that, in any such case, (i) challenges the validity or enforceability of the obligations of Contributor or any of the Contributed Companies under this Agreement or the Transaction Documents to which it is a party, (ii) seeks to prevent or delay the consummation by Contributor or any of the Contributed Companies of the transactions contemplated herein or in the Transaction Documents, or (iii) would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business or any of the Contributed Companies, taken as a whole.

Section 3.6 Ownership. Except for the limited liability company interests in Spartan Services and Spartan International owned by Treating Holdco and the limited liability company interests in Gas Services owned by Spartan Services and Spartan International, none of Treating Holdco, Spartan Services, Spartan International or Gas Services has any subsidiaries or owns equity interests in any Person.

Section 3.7 Real Property. Schedule 3.7 contains a complete list of all the real property and interests in real property owned in fee by any of the Contributed Companies. Except as set forth on Schedule 3.7, there are no leases, subleases, or licenses of real property to which any Contributed Company is a party or by which it holds a leasehold interest. The Contributed Companies have good and marketable title to each real property described therein and the improvements thereon, free and clear or all Liens other than (a) Permitted Liens, (b) Liens pursuant to the Spartan Credit Documents, and (c) Liens created pursuant to this Agreement.

Section 3.8 Material Contracts.

(a) Schedule 3.8(a) sets forth all Material Contracts.

(b) Except as set forth on Schedule 3.8(b), each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of the Contributed Companies or Contributor (as applicable) and, to the knowledge of Contributor, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). None of the Contributed Companies, Contributor or, to the knowledge of Contributor, any other party is in breach of any Material Contract in any material respect, and none of Contributor or any of the Contributed Companies has received any written notice of termination or breach of any Material Contract.

Section 3.9 Taxes.

(a) For U.S. federal income tax purposes, each of the Contributed Companies is disregarded as an entity separate from Contributor. No election has been made under Treasury Regulation Section 301.7701-3 to treat any of the Contributed Companies as any type of entity other than a disregarded entity or partnership for U.S. federal, state, or local income tax purposes.

(b) All Tax Returns that are required to have been filed by, or with respect to, the Contributed Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Taxing Authority.

(c) All Taxes that are required to have been paid by or with respect to the Contributed Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Taxing Authority.

(d) There are no Liens (other than Permitted Liens) on any of the Assets of the Contributed Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e) None of the Contributed Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f) There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.9(b) or any Taxes of or with respect to any of the Contributed Companies or any of their respective Assets or, to Contributor’s knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Contributed Companies.

Section 3.10 Financial StatementsSection 3.11 . Contributor has delivered to MLP copies of the audited consolidated balance sheets of the Contributed Companies as of December 31, 2020 and 2019 and the related audited consolidated statements of operations and cash flows of the Contributed Companies for the twelve-month periods then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial position, results of operations and cash flows of the Contributed Companies as at the dates and for the periods indicated therein. The audited balance sheet of the Contributed Companies as at December 31, 2020 is referred to herein as the “Balance Sheet” and December 31, 2020 is referred to herein as the “Balance Sheet Date.”

Section 3.11 No Undisclosed Liabilities. The Contributed Companies have no Indebtedness for Borrowed Money or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) incurred in connection with the transactions contemplated by the Transaction Documents, (ii) adequately reflected or reserved against or otherwise described in the Balance Sheet or the notes thereto, (iii) incurred in the ordinary course of business since the Balance Sheet Date, or (iv) that are immaterial to the Contributed Companies.

Section 3.12 Tangible Personal PropertySection 3.13 . The Contributed Companies have good and valid title to all of the items of tangible personal property used in their Business, free and clear of any and all Liens, other than Permitted Liens. Other than the Excluded Assets, the assets of the Contributed Companies constitute all of the material assets used in or held for use in the Business and are sufficient for the Contributed Companies to conduct the Business as currently conducted. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in all material respects in operable condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

Section 3.13 Brokerage Arrangements. Neither Contributor nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate MLP to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 3.14 Trademarks. Schedule 3.14 lists all registered trademarks and pending trademark applications that are owned or purported to be owned by Contributor which relate to the Business (the “Trademarks”). Contributor owns all rights, title and interests in and to all Trademarks, free and clear of all Liens, other than Permitted Liens. The Trademarks are not subject to any Legal Proceedings.

Section 3.15 Disclaimer.

(a) Notwithstanding anything to the contrary herein, Contributor makes no representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, or (ii) with respect to any date or period after the Closing.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN ARTICLE III, THE CONTRIBUTED INTERESTS, THE CONTRIBUTED COMPANIES AND THEIR RESPECTIVE ASSETS ARE BEING SOLD THROUGH THE SALE OF THE CONTRIBUTED INTERESTS TO MLP, “AS IS, WHERE IS, WITH ALL FAULTS” AND CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE CONTRIBUTED COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE CONTRIBUTED COMPANIES AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 3.15 EXPRESSLY SURVIVE THE CLOSING DATE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MLP

MLP hereby represents and warrants to Contributor as follows:

Section 4.1 Organization. MLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authority; Enforceability. MLP has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MLP and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by MLP. This Agreement constitutes the valid and binding obligations of MLP, enforceable against MLP in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3 No Conflicts; Consents and Approvals. The execution and delivery by MLP of this Agreement and the performance by MLP of its obligations hereunder and the consummation by MLP of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of MLP, (b) violate or result in a breach or default under any material contract to which MLP is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on MLP’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to MLP, except as would not reasonably be expected to result in a material adverse effect on MLP’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the Unit Consideration on the Nasdaq Global Market “NASDAQ”) and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on MLP’s ability to consummate the Transaction.

Section 4.4 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of MLP, threatened against MLP that (a) challenge the validity or enforceability of the obligations of MLP under this Agreement or (b) seek to prevent or delay the consummation by MLP of the transactions contemplated herein.

Section 4.5 Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of the Financial Advisor, dated as of November 9, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Unit Consideration to be paid by MLP pursuant to this Agreement is fair, from a financial point of view, to MLP and the Unaffiliated Common Unitholders (as defined in such opinion).

Section 4.6 Brokerage Arrangements. Neither MLP nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Contributor to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.7 Unit Consideration. The Unit Consideration, when issued in consideration for the contribution by Contributor of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by MLP’s Organizational Documents) and nonassessable (except as nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in MLP’s Organizational Documents).

Section 4.8 Independent Investigation; Waiver of Other Representations.

(a) MLP HEREBY ACKNOWLEDGES CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (SUBJECT TO SECTION 3.15).

(b) MLP ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO MLP, (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Tax Matters.

(a) To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne equally by Contributor and MLP. Contributor and MLP shall reasonably cooperate in obtaining applicable exemptions from, or taking other actions to reduce, Transfer Taxes in accordance with applicable Law.

(b) Contributor shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Contributed Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Contributor shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. MLP shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. To the extent required or permitted by applicable Law, Contributor and MLP shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Contributor included such items for such periods.

(c) If any Governmental Entity issues to any of Contributor, Contributor’s Affiliates, MLP, or MLP’s Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of any Contributed Company or with respect to any of their respective operations or Assets that could give rise to a claim for indemnification under Section 6.2(a) (a “Tax Contest”), the party receiving such notice shall notify the other within fifteen (15) Business Days of receipt of the notice of deficiency or other proposed adjustment; provided, however, failure to give such notification shall not affect the indemnification provided pursuant to Section 6.2(a) except to the extent MLP shall have been materially prejudiced as a result of such failure. Provided Contributor notifies MLP of its intent to control such Tax Contest within fifteen (15) Business Days after receipt of notification from MLP or delivery of notification to Contributor as set forth in the immediately preceding sentence, Contributor will have the right, at its expense, to control the defense of such Tax Contest. With respect to any Tax Contest for which Contributor exercises its right to control, Contributor shall (i) notify MLP of significant developments with respect to such Tax Contest and keep MLP reasonably informed and consult with MLP as to the resolution of any issue that would materially affect MLP and (ii) give MLP a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest. Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.1(c) shall apply to any Tax Contest and the procedures in Section 6.3 shall not be applicable to a Tax Contest.

(d) The Parties intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows U.S. federal income tax treatment), (i) the contribution of the Contributed Interests and the Operating Interests by Contributor to MLP be treated as a contribution of property to MLP under Section 721(a) of the Code; and (ii) the contribution of the Contributed Interests and the Operating Interests by MLP to Compressco Sub be treated as a tax-deferred contribution of property to Compressco Sub in exchange for interests in Compressco Sub pursuant to Section 351 of the Code.

Section 5.2 Cancellation of Incentive Distribution Rights. Within 60 days of Closing, Contributor shall cause the General Partner to amend the Partnership Agreement to effect the cancellation of the Incentive Distribution Rights. Pursuant to and effective upon such amendment, the Incentive Distribution Rights shall be cancelled.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of twelve (12) months following the Closing Date, except that:

(a) the representations and warranties contained in Section 3.9 (Taxes) shall survive until thirty (30) days following the expiration of the applicable statute of limitations; and

(b) the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Contributed Interests), Section 3.6 (Ownership), Section 3.13 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.6 (Brokerage Arrangements) and Section 4.7 (Unit Consideration) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Article VI, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 6.2 Indemnification. From and after the Closing, and subject to this Article VI:

(a) The Contributor shall indemnify, defend and hold harmless MLP, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “MLP Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any MLP Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of (i) the representations or warranties, or (ii) the covenants, in each case, of the Contributor contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Article VI.

(b) MLP shall indemnify, defend, and hold harmless Contributor, its Affiliates and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Contributor Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Contributor Indemnitee arising out of or relating to (i) the breach of any of (A) the representations or warranties, or (B) the covenants, in each case, of MLP contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Article VI, or (ii) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Contributor Indemnitee that pertains to the business or operations of the Contributed Companies or the ownership of the Contributed Interests, except to the extent of any matters for which Contributor is obligated to indemnify any MLP Indemnitee under Section 6.2(a).

Section 6.3 Conduct of Indemnification Proceedings.

(a) If any Legal Proceeding shall be brought or asserted against any MLP Indemnitee or Contributor Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b) An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c) All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, however, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 6.4 Limitations.

(a) Neither Contributor nor MLP shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 6.2(a)(i) or Section 6.2(b)(i)(A), as applicable, unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 6.2(a)(i) or Section 6.2(b)(i)(A), as applicable, exceeds $800,000, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of each of MLP or Contributor for indemnity for any breach of a representation or warranty under Section 6.2(a)(i) or Section 6.2(b)(i)(A), as applicable, shall not exceed $8,000,000. Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 6.4(a) shall not apply to any claims (i) for Damages arising out of or relating to the breach of any covenant pursuant to Section 6.2(a)(ii) or Section 6.2(b)(i)(B), as applicable, (ii) for fraud or intentional, criminal, or willful misrepresentation or misconduct, or (iii) for Damages arising out of or relating to the breach of any Fundamental Representation or any representation or warranty of Contributor set forth in Section 3.9; provided, however, the aggregate liability of each of MLP or Contributor, in each case, for Damages arising out of or relating to the breach of the Fundamental Representations or pursuant to Section 6.2(a)(ii) or Section 6.2(b)(i)(B) for the breach of a covenant shall not exceed $80,000,000.

(b) For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a MLP Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided, however, this Section 6.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NEITHER CONTRIBUTOR NOR MLP SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER SECTION 6.2.

Section 6.5 Exclusive Remedy. The indemnities in Section 6.2 shall survive Closing. The indemnities provided in Section 6.2 and the provisions of Section 7.11 shall, from and after Closing, be the sole and exclusive remedy of MLP and Contributor against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VI shall apply to any claim for Damages arising from fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement.

ARTICLE VII

GENERAL

Section 7.1 Entire Agreement; Successors and Assigns.

(a) Except for the other Transaction Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b) All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c) Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, MLP may assign its rights, interests, or obligations hereunder to a wholly owned subsidiary of MLP without the prior written consent of Contributor; provided, further, no such assignment by MLP shall relieve MLP of any of its obligations hereunder.

Section 7.2 Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 7.3 Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (b) actual receipt, (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), or (d) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice):

If to Contributor, addressed to:

Spartan Energy Partners LP

9595 Six Pines Drive, Suite 4000

The Woodlands, TX 77380

Attn: Jonathan W. Byers

Email: Jbyers@csicompressco.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attn: David P. Oelman

Email: doelman@velaw.com

If to MLP, addressed to:

CSI Compressco LP

c/o CSI Compressco GP LLC (as General Partner)

24955 Interstate 45 N

The Woodlands, TX 77380

Attn: Chair, Conflicts Committee of the Board of Directors

Email:

with a copy to, which shall not constitute notice:

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77002

Attn: Bill Nelson

Email: Bill.Nelson@shearman.com

Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 7.5 Dispute Resolution; Waiver of Jury Trial.

(a) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 7.3.

(b) EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 7.6 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Contributor pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto, and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear such document or other item applies to such other representation or warranty made herein. For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.15 and Section 4.8. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 7.7 Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 7.8 Transaction Costs and Expenses. Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction.

Section 7.9 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of Contributor Indemnitees and MLP Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 7.10 Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 7.11 Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Contributor and MLP shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 7.12 Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the SEC after consultation with the other Party as is reasonable under the circumstances.

Section 7.13 Further Assurances. The Parties agree, from time to time after the Closing Date and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Transaction Documents. Without limiting the generality of the foregoing, Contributor and MLP shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits, and assurances as Contributor or MLP may reasonably request to vest in MLP or its designees and their respective successors and assigns all right, title and interest in the Contributed Interests and the Business, or otherwise to consummate and make effective the transactions contemplated by the Transaction Documents upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

CONTRIBUTOR:

SPARTAN ENERGY PARTNERS LP

By: Spartan Energy Partners GP, LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

MLP:

CSI COMPRESSCO LP

By: CSI Compressco GP, LLC, as its sole general partner

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

COMPRESSCO SUB:

CSI COMPRESSCO SUB INC.

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

GENERAL PARTNER:

CSI COMPRESSCO GP LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

[Signature Page to Contribution Agreement]

EXHIBIT A

DEFINITIONS

“Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling”, “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Closing, each of the Contributed Companies shall be considered to be an Affiliate of Contributor and not an Affiliate of MLP and (ii) on and after the Closing, each of the Contributed Companies shall be considered to be an Affiliate of MLP and not an Affiliate of Contributor; and (b) other than with respect to the Contributed Companies, none of MLP and its subsidiaries, on the one hand, and Contributor and its subsidiaries, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Benefit Plan” means any plan, policy, understanding, arrangement, written contract or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers.

“Business” means the business of the Contributed Companies as conducted as of Closing, as applicable, and the activities incidental thereto.

“Business Day” means any day other than Saturday, Sunday, or holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, or any amending or superseding tax Laws of the United States of America.

“Common Unit Purchase Agreement” means a Common Unit Purchase Agreement, in substantially the form attached hereto as Exhibit D, to be entered into by MLP and the purchasers thereof, pursuant to which MLP will would issue up to 39,050,210 common units representing limited partner interests in MLP.

“Common Units” means common units representing limited partner interests in MLP.

“Compressco Sub” has the meaning set forth in the preamble.

“Conflicts Committee” has the meaning set forth in the recitals.

“Contributed Companies” means, collectively, Treating Holdco, Spartan Services, Spartan International and Gas Services.

“Contributed Interests” has the meaning set forth in the recitals.

“Contributor” has the meaning set forth in the preamble.

“Contributor Approvals and Consents” has the meaning set forth in Section 3.4.

“Contributor Indemnitees” has the meaning set forth in Section 6.2(b).

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Damages” means any and all debts, losses, liabilities, duties, Taxes, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees, and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known, or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Disclosure Schedules” has the meaning set forth in Section 7.6.

“Equipment Lease Agreement” means the Equipment Lease Agreement dated November 10, 2021, by and between Spartan Energy Services LLC and CSI Compressco Operating LLC, a Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in the recitals.

“Financial Advisor” has the meaning set forth in the recitals.

“Fundamental Representations” has the meaning set forth in Section 6.1(b).

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“Gas Services” has the meaning set forth in the recitals.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Interest Conveyance” has the meaning set forth in Section 2.4(a)(i).

“Issuers” means MLP and CSI Compressco Finance Inc., a Delaware corporation.

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Entity.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable costs and expenses relating thereto (including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and reasonable costs of investigation).

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest, or encumbrance of any nature whatsoever.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Contributed Companies (and calculated net of insurance proceeds), or prevents or materially delays the ability of Contributor to consummate the Transaction; provided, however, in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Contributor that MLP has requested or to which MLP has expressly consented, or the pendency or announcement of the Transaction, (ii) changes or conditions affecting the oilfield services industry (including the prices of oil and natural gas) generally or regionally, to the extent not having a disproportionate adverse effect on any of the Contributed Companies as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on any of the Contributed Companies as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage, or terrorism, (vii) the failure of any Contributed Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, or (viii) pandemics or disease outbreaks (including the COVID-19 virus and any mutation of the COVID-19 virus), or any other health crises or public health events, or the worsening of any of the foregoing, in each case to the extent not having a disproportionate adverse effect on any of the Contributed Companies as compared to similarly situated businesses.

“Material Contracts” means those material Contracts comprising each of the following types of Contracts related to the Business, including those set forth on Schedule 3.8(a) (which to the actual knowledge of Contributor, represent all of such Contracts other than any such Contracts contemplated to be entered into in connection with the Closing or otherwise referred to herein:

(a) any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(b) any Contract involving a remaining commitment to pay capital expenditures in excess of $200,000 per month;

(c) any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $200,000 per month;

(d) any Contract between Contributor or any of its Affiliates (other than any Contributed Company), on the one hand, and any Contributed Company, on the other hand, that will survive the Closing;

(e) any Contract that limits the ability of any Contributed Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(f) any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Contributor, the Contributed Companies, or their respective subsidiaries);

(g) any Contract granting to any Person a right of first refusal, first offer, or right to purchase any of the Contributed Companies which right survives the Closing (other than any of the Transaction Documents); and

(h) any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $200,000 per month, other than Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“MLP” has the meaning set forth in the preamble.

“MLP Indemnitees” has the meaning set forth in Section 6.2(a).

“Operating Interests” has the meaning set forth in the recitals.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person.

“Parties” and “Party” have the meanings set forth in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 8, 2016, as amended to the date hereof.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Contributor or any Contributed Company, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property of any Contributed Company and not violated by the current use and operation of such Contributed Company’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Contributed Company’s real property that do not materially impair the occupancy or use of such Contributed Company’s real property for the purposes for which it is currently used or proposed to be used in connection with MLP’s or any Contributed Company’s businesses, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (x) Liens contained in the Organizational Documents of any Contributed Company.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Purchase Agreement and Bill of Sale” means the Purchase Agreement and Bill of Sale dated November 10, 2021, by and between CSI Compressco Leasing LLC, a Delaware limited liability company and Spartan Energy Services LLC.

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“Responsible Officer” means, with respect to any Person, any vice president or more senior officer of such Person, or, if such Person is a partnership, any vice president or more senior officer of the general partner of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange C promulgated thereunder.

“Securities Purchase Agreement” means a Securities Purchase Agreement, in substantially the form attached hereto as Exhibit E, to be entered into by Issuers, the Guarantors (as defined therein) and the purchasers thereof, pursuant to which (i) the purchasers will purchase the Issuers’ new 10.000%/10.750% Senior Secured Second Lien Notes due 2026 and (ii) MLP will issue Common Units to the purchasers.

“Spartan Credit Documents” means “Loan Documents” as defined in that certain Loan, Security and Guaranty Agreement, dated as of January 29, 2021, by and among Spartan Services, and certain affiliates of Spartan Services party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as agent for the lenders, and as amended by that certain First Amendment to Loan, Security and Guaranty Agreement, dated as of the date hereof, by and among Spartan Services, Treating Holdco, Spartan Terminals, Spartan Operating, the Contributor, the lenders party thereto and Bank of America, N.A., as agent for the lenders.

“Spartan Services” has the meaning set forth in the recitals.

“Spartan International” has the meaning set forth in the recitals.

“Spartan Operating” has the meaning set forth in the recitals.

“Spartan Terminals” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.1(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Trademarks” has the meaning set forth in Section 3.144.

“Trademark Assignment Agreement” has the meaning set forth in Section 2.4(a)(ii).

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Interest Conveyance, the Common Unit Purchase Agreement, the Purchase Agreement and Bill of Sale, the Equipment Lease Agreement, the Securities Purchase Agreement, and each of the other documents and instruments to be delivered hereunder.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Unit Consideration” has the meaning set forth in Section 2.2.

EXHIBIT B

FORM OF INTEREST CONVEYANCE

[Intentionally Omitted.]

B-1

EXHIBIT C

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[Intentionally Omitted.]

C-2

Schedule 1

Trademarks

[Intentionally Omitted.]

C-3

EXHIBIT D

FORM OF COMMON UNIT PURCHASE AGREEMENT

[Intentionally Omitted.]

D-1

EXHIBIT E

FORM OF SECURITIES PURCHASE AGREEMENT

[Intentionally Omitted.]

E-1

SCHEDULE 1.1(a)

Excluded Assets

[Intentionally Omitted.]

1

SCHEDULE 3.4

Contributor Approvals and Consents

[Intentionally Omitted.]

1

SCHEDULE 3.5

Legal Proceedings

[Intentionally Omitted.]

1

SCHEDULE 3.7

Real Property

[Intentionally Omitted.]

1

SCHEDULE 3.8(a)

Material Contracts

[Intentionally Omitted.]

1

SCHEDULE 3.8(b)

Exceptions to Material Contracts

[Intentionally Omitted.]

1

SCHEDULE 3.14

Trademarks

[Intentionally Omitted.]

1